                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                              ---------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                  OraVax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    68554R107
                          ----------------------------
                                 (CUSIP Number)




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------------------------                                ------------------------
  CUSIP No.  68554R107                   13G                 Page  2  of  9
             ---------                                            ---    ---
------------------------                                ------------------------



--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         Medical Science Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER

                                  0 Shares
         NUMBER OF       -------------------------------------------------------
          SHARES         6.       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                 442,339 Shares
          EACH           -------------------------------------------------------
        REPORTING        7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                   0 Shares
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  442,339 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         442,339 Shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

         Not Applicable
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         4.4%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON.

         PN
--------------------------------------------------------------------------------



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------------------------                                ------------------------
  CUSIP No.  68554R107                 13G                   Page  3  of  9
             ---------                                            ---    ---
------------------------                                ------------------------



--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         Medical Science Ventures, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER

                                  0 Shares
          NUMBER OF      -------------------------------------------------------
           SHARES        6.       SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                442,339 Shares
           EACH          -------------------------------------------------------
         REPORTING       7.       SOLE DISPOSITIVE POWER
          PERSON
           WITH:                  0 Shares
                         -------------------------------------------------------
                         8.       SHARED DISPOSITIVE POWER

                                  442,339 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         442,339 Shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

         Not Applicable
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         4.4%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON.

         PN
--------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No.  68554R107                 13G                   Page  4  of  9
             ---------                                            ---    ---
------------------------                                ------------------------



--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         Andre L. Lamotte
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                        5.       SOLE VOTING POWER

                                 8,406 Shares
         NUMBER OF      --------------------------------------------------------
          SHARES        6.       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                600,857 Shares
          EACH          --------------------------------------------------------
        REPORTING       7.       SOLE DISPOSITIVE POWER
         PERSON
          WITH:                  8,406 Shares
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER

                                 600,857 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         609,263 Shares (Includes 424,993 Shares held by Medical Science Partners, L.P., the sole general partner of which is Medical Science Ventures, L.P., of which Mr. Lamotte is a general partner. Also includes 149,544 Shares held by Medical Science Partners II, L.P. and 26,320 Shares held by Medical Science II Co-Investment L.P., the sole general partner of each of which is Medical Science Ventures II, L.P., of which Mr. Lamotte is a general partner.)
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

                                                                       [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         6.1%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON.

         IN
--------------------------------------------------------------------------------




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------------------------                                ------------------------
  CUSIP No.  68554R107                 13G                   Page  5  of  9
             ---------                                            ---    ---
------------------------                                ------------------------




--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSONS

         Joseph F. Lovett
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         Not Applicable
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   8,940 Shares
          NUMBER OF       ------------------------------------------------------
           SHARES         6.       SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                 600,857 Shares
           EACH           ------------------------------------------------------
         REPORTING        7.       SOLE DISPOSITIVE POWER
          PERSON
           WITH:                   8,940 Shares
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   600,857 Shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         609,797 Shares (Includes 424,993 Shares held by Medical Science Partners, L.P., the sole general partner of which is Medical Science Ventures, L.P., of which Mr. Lovett is a general partner. Also includes 149,544 Shares held by Medical Science Partners II, L.P. and 26,320 Shares held by Medical Science II Co-Investment L.P., the sole general partner of each of which is Medical Science Ventures II, L.P., of which Mr. Lovett is a general partner.)
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

                                                                        [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         6.1%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON.

         IN
--------------------------------------------------------------------------------

------------------------                                ------------------------
  CUSIP No.  68554R107                 13G                   Page  6  of  9
             ---------                                            ---    ---
------------------------                                ------------------------



Item 1(a).  Name of Issuer:
            ---------------

            OraVax, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            38 Sidney Street
            Cambridge, Massachusetts  02139


Item 2(a).  Name of Person Filing:
            ----------------------

            Andre L. Lamotte for himself and on behalf of:

            Medical Science Partners, L.P.
            Medical Science Ventures, L.P.
            Joseph F. Lovett


Item 2(b).  Address of Principal Business Office or, if None, Residence:
            ------------------------------------------------------------

            For each reporting person the business address is:

            c/o Medical Science Partners, L.P.
            20 William Street
            Suite 250
            Wellesley, MA 02181


Item 2(c).  Citizenship:
            ------------

            Each of Medical Science Partners, L.P. and Medical Science
            Ventures, L.P. is organized under the laws of the State of Delaware.

            Each of Andre L. Lamotte and Joseph F. Lovett is a citizen of the United States of America.



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------------------------                                ------------------------
  CUSIP No.  68554R107                 13G                   Page  7  of  9
             ---------                                            ---    ---
------------------------                                ------------------------



Item 2(d).  Title of Class of Securities:
            -----------------------------

            Common Stock, $.001 par value per share


Item 2(e).  CUSIP Number:
            -------------

            68554R107


Item 3:

            Not Applicable


Item 4.     Ownership:
            ---------

            (a) Amount Beneficially Owned:

            Medical Science Partners, L.P. holds 424,993 Shares. The sole general partner of Medical Science Partners, L.P. is Medical Science Ventures, L.P. The general partners of Medical Science Ventures, L.P., who share voting and investment control over the Shares held by Medical Science Partners, L.P., are: Andre L. Lamotte and Joseph
            F. Lovett. Messrs. Lamotte and Lovett are also general partners of Medical Science Ventures II, L.P., which is the sole general partner of each of Medical Science Partners II, L.P. and Medical Science II Co-Investment L.P. Medical Science Partners II, L.P., Medical Science II Co-Investment L.P., Mr. Lamotte and Mr. Lovett hold 149,544 Shares, 26,320 Shares, 8,406 Shares and 8,940 Shares, respectively. Messrs. Lamotte and Lovett disclaim beneficial ownership of Shares held by Medical Science Partners, L.P., Medical Science Partners II, L.P. and Medical Science II Co-Investment L.P. except to the extent of their pecuniary interest therein.

            (b) Percent of Class:

            6.1%



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------------------------                                ------------------------
  CUSIP No.  68554R107                 13G                   Page  8  of  9
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------------------------                                ------------------------



            (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           8,406 Shares;

                  (ii)     shared power to vote or to direct the vote:

                           604,718 Shares;

Item 5.     Ownership of Five Percent or Less of a Class:
            ---------------------------------------------

            Not Applicable


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:
            ----------------------------------------------------------------

            Not Applicable


Item 7.     Identification and Classification of the Subsidiary which Acquired
            ------------------------------------------------------------------
the Security Being Reported by the Parent Holding Company:
----------------------------------------------------------

            Not Applicable


Item 8.     Identification and Classification of Members of the Group:
            ----------------------------------------------------------

            Not Applicable


Item 9.     Notice of Dissolution of Group:
            -------------------------------

            Not Applicable


Item 10.    Certification:
            -------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

------------------------                                ------------------------
  CUSIP No.  68554R107                 13G                   Page  9  of  9
             ---------                                            ---    ---
------------------------                                ------------------------



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     MEDICAL SCIENCE
                                                     PARTNERS, L.P.

                                                     By: MEDICAL SCIENCE
                                                         VENTURES, L.P.


                                                        /s/ Joseph F. Lovett
Date:  February 11, 1997                            By:________________________
                                                        Name: Joseph F. Lovett
                                                        Title: General Partner


                                                     MEDICAL SCIENCE
                                                     VENTURES, L.P.


                                                        /s/ Joseph F. Lovett
Date:  February 11, 1997                            By:________________________
                                                        Name: Joseph F. Lovett
                                                        Title: General Partner

                                                     /s/ Andre L. Lamotte
Date:  February 11, 1997                            ___________________________
                                                     Andre L. Lamotte

                                                    /s/ Joseph F. Lovett
Date:  February 11, 1997                            ___________________________
                                                     Joseph F. Lovett